As filed with the Securities and Exchange Commission on December 6, 2004
Registration No. 333-119073

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Amendment No. 2

DIGITAL ECOSYSTEMS CORP.
(Name of small business issuer in its charter)

NEVADA	2086	98-0431245
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

     Suite 1500, 701 West Georgia Street
Vancouver, British Columbia, Canada V7Y 1C6
Tel: 604-681-7039
(Address and telephone number of principal executive offices)

     Valentina Tuss, President
Suite 1500, 701 West Georgia Street
Vancouver, British Columbia, Canada V7Y 1C6
Tel: 604-681-7039
(Name, address and telephone number of agent for service)
with a copy to:
Stephen F.X. O'Neill, Esq.
O'NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300

Approximate date of commencement of proposed sale to the public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEES
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share, previously issued to investors	$79,000	$0.05	$79,000	$10.01

(1)	Total represents 1,580,000 shares issued by Digital Ecosystems Corp. in private placement transactions completed in May 2004, and December 2003.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act").

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the "SEC") is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2004

PROSPECTUS

DIGITAL ECOSYSTEMS CORP.

1,580,000 SHARES
COMMON STOCK
----------------

The selling stockholders named in this prospectus are offering the 1,580,000 shares of Digital Ecosystems Corp.'s (the "Company") common stock offered through this prospectus. The Company has set an offering price for these securities of $0.05 per share of its common stock offered through this prospectus.

			Proceeds to Selling Stockholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.05	Not Applicable	$0.05

Total	$79,000	Not Applicable	$79,000

The Company is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

The Company's common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.05 per share until such time as the shares of the Company's common stock are traded on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board"). Although the Company intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If the Company's common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled "Risk Factors" on pages 6 through 11 before buying any shares of the Company's common stock.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The Date Of This Prospectus is: December 3, 2004

PROSPECTUS

DIGITAL ECOSYSTEMS CORP.

1,580,000 SHARES
COMMON STOCK
----------------

TABLE OF CONTENTS

Page

Summary	4

The Offering	5

Risk Factors	6

We Have Yet To Attain Profitable Operations And Because We Will Need Additional Financing To Fund The Development Of Our Website, Our Accountants Believe There Is Substantial Doubt About The Company's Ability To Continue As A Going Concern	6

Our Short Operating History Makes our Business Difficult To Evaluate, Accordingly, We Have A Limited Operating History Upon Which To Base An Evaluation Of Our Business And Prospects	6

We Have No Revenues, Accordingly, There Is No Assurance That We Will Be Able To Generate Revenues From Sales Commissions And Advertising Or That The Revenues Generated Will Exceed The Operating Costs Of Our Business	7

Operating Results Are Difficult To Predict, With The Result That We May Not Achieve Profitability And Our Business May Fail	7

We Will Require Additional Financing And May Not Be Able To Continue Operations If Additional Financing Is Not Obtained	7

Recognition Of The Website Is Essential To Growth Of The Water Business, If We Are Unsuccessful In Building Strong Recognition Of The Website, Then We May Not Be Able To Achieve Revenues	7

We Will Rely On Our Internet Service Provider For The Operation Of Our Business, If The Quality Of Products And Services Provided By Our Internet Service Provider Falls Below A Satisfactory Standard, Our Business Could Be Harmed	8

We Depend On Recruiting And Retaining Qualified Personnel And The Inability To Do So Would Seriously Harm Our Business	8

Because Our President And Our Secretary And Treasurer Have Only Agreed To Provide Their Services On A Part-Time Basis, They May Not Be Able Or Willing To Devote A Sufficient Amount Of Time To Our Business Operations, Causing Our Business To Fail	9

A Disruption In Our Hosting Services, Whether Due To Internal Technical Or External Factors, Could Result In Customer Dissatisfaction And Loss Of Credibility	9

We May Not Be Able To Protect Our Proprietary Rights, And Our Inability Or Failure To Do So Could Result In Loss Of Competitive And Commercial Advantages That We Hold	9

Because We Are Significantly Smaller And Less Established Than A Majority Of Our Competitors, We May Lack The Financial Resources Necessary To Compete Effectively And Sustain Profitability	9

If A Market For Our Common Stock Does Not Develop, Stockholders May Be Unable To Sell Their Shares	10

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, "we", "us", "our", "our company" or "Digital Ecosystems" refers to Digital Ecosystems Corp. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock.

DIGITAL ECOSYSTEMS CORP.

We are a development stage company in the business of developing and operating an internet based drinking water information and order service (the "Water Business") at our website "www.digitalecosystems.com" (the "Website"). The Website is focused on providing consumers with current and comprehensive sources of bottled and bulk water, water information and water treatment options delivered through a website that aggregates and affiliates with national/regional, state-provincial, and large municipal bottled water companies and equipment manufacturers. Our plan of operations is to develop a comprehensive one-stop-shop source of water and water information and to become established as a significant industry distributor.

We have not earned any revenues to date. We plan to use the Website to earn revenues from advertising, sales of products and all e-commerce transactions originating from the Website. We do not anticipate earning revenues until such time as we complete the marketing, promotion and development of the Website. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales commissions and advertising or that the revenues generated will exceed the operating costs of the Water Business. See "Risk Factors" below.

Our financial information as of March 31, 2004 and September 30, 2004 and for the periods then ended, is summarized below:

Balance Sheet:

	As of March 31, 2004 (Audited)	As of September 30, 2004 (Unaudited)
Cash	$21,983	$46,643
Total Assets	$23,117	$46,643
Liabilities	$5,000	$9,828
Total Stockholders' Equity	$18,117	$36,815

Statement of Operations and Comprehensive Loss:

	Year Ended March 31, 2004 (Audited)	Six Months Ended September 30, 2004 (Unaudited)
Revenue	$ -	$ -
Net Loss for the Period	$39,527	$30,871
Net Loss Per Common Stock	$0.00	$0.00

About Us

We were incorporated on February 21, 2002 under the laws of the State of Nevada. Our principal offices are located at Suite 1500, 701 West Georgia Street, Vancouver, British Columbia, Canada, V7Y 1C6. Our telephone number is (604) 681-7039.

THE OFFERING

The Issuer:	Digital Ecosystems Corp.

Selling Stockholders:
The selling stockholders named in this prospectus are existing stockholders of Digital Ecosystems who purchased shares of our common stock from us in May, 2004 and December, 2003 in private placement transactions. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). See "Selling Stockholders".

Securities Being Offered:	Up to 1,580,000 shares of our common stock, par value $0.001 per share.

Offering Price:
The offering price of the common stock is $0.05 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the "Exchange Act"). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders.

Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:	9,120,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

We Have Yet To Attain Profitable Operations And Because We Will Need Additional Financing To Fund The Development Of Our Website, Our Accountants Believe There Is Substantial Doubt About Our Ability To Continue As A Going Concern

We have incurred a net loss of $92,652 for the period from February 21, 2002 (inception) to September 30, 2004, and have no revenues to date. Our future is dependent upon future profitable operations from the development of our Website. These factors raise substantial doubt that we will be able to continue as a going concern. We have cash in the amount of $46,643 as of the date of this prospectus. Our total expenditures over the next twelve months are anticipated to be approximately $50,000, the majority of which is due to the development and marketing of our Website and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. We presently do not have sufficient cash on hand to fund our proposed expenditures for the next twelve months and will require additional financing. Further marketing and development work on our Website, also will require additional funding in the event that our current cash on hand is insufficient for any additional work proposed.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended March 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected. These factors raise substantial doubt that we will be able to continue as a going concern and adversely affect our ability to obtain additional financing.

Our Short Operating History Makes our Business Difficult To Evaluate, Accordingly, We Have A Limited Operating History Upon Which To Base An Evaluation Of Our Business And Prospects

Our business is in the early stage of development and we have not generated any revenues or profit to date. Additional development and marketing of our Water Business is necessary prior to our achieving revenues or profitability. We estimate that we will expend $30,000 over the next twelve months on the development and marketing of our Website. Our Website is intended to be marketed through various techniques including: search engine placement, opt-in newsletters, links, cross branding and banner ads. Supplier candidates are expected to be identified for each geographic region we have targeted. Depending on the success of our initial marketing efforts, we estimate that we will require a further $50,000 to implement an advertising campaign to establish and enhance connections with potential candidates for supply agreements or representation agreements. Candidates for supply or representation agreements are expected to be bottled water companies. Alliances are expected to be formed with local companies in the bottled industry in each area. A similar process is intended to be followed in each region as we expand.

We have a limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. These risks include: the initial completion of a developed product, the demand for the company's product, the company's ability to adapt to rapid technological change, the level of product and price competition, the company's success in setting up and expanding distribution channels and whether the company can develop and market new products and control costs.

To address these risks, we must successfully implement our business plan and marketing strategies. We may not successfully implement all or any of our business strategies or successfully address the risks and uncertainties that we encounter.

We Have No Revenues, Accordingly, There Is No Assurance That We Will Be Able To Generate Revenues From Sales Commissions And Advertising Or That The Revenues Generated Will Exceed The Operating Costs Of Our Business

Our business and marketing strategy contemplates that we will earn a substantial portion of our revenues from sales commissions and advertising. There is no assurance that we will be able to generate revenues from sales commissions and advertising or that the revenues generated will exceed the operating costs of our business. Customers may not accept our Website as an acceptable source of water supply services.

Operating Results Are Difficult To Predict, With The Result That We May Not Achieve Profitability And Our Business May Fail

Our future financial results are uncertain due to a number of factors, many of which are outside our control. These factors include:

  Our ability to successfully market our Website and the Water Business;

  Our ability to generate revenue through the Website and the Water Business;

  The timing, cost and availability of services on Websites comparable to ours and other non-web services;

  The amount and timing of costs relating to expansion of the our operations;

  The announcement or introduction of competing websites and products of competitors; and

  General economic conditions and economic conditions specific to the internet and electronic commerce.

These factors could negatively impact on our financial results, with the result that we may not achieve profitability and our business may fail.

We Will Require Additional Financing And May Not Be Able To Continue Operations If Additional Financing Is Not Obtained

As of the date of this prospectus, we have cash in the amount of $46,643. Our total expenditures over the next twelve months are anticipated to be approximately $50,000, the majority of which is due to the development and marketing of our Website and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. Depending on the success of our initial marketing efforts, we estimate that we will require a further $50,000 to implement an advertising campaign to establish and enhance connections with potential candidates for supply agreements or representation agreements.

Further marketing and development work on our Website will require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. After the twelve month period, we will require additional financing for any operational expenses and to pursue our plan of operations. We have no agreements for additional financing and there can be no assurance that additional funding will be available to us on acceptable terms in order to enable us to complete our plan of operations.

Recognition Of The Website Is Essential To Growth Of The Water Business, If We Are Unsuccessful In Building Strong Recognition Of The Website, Then We May Not Be Able To Achieve Revenues

We believe that the successful marketing, development and promotion of the Website is critical to our success in attracting customers. Furthermore, we believe that the importance of customer awareness will increase as low barriers to entry encourage the proliferation of websites. If we are unsuccessful in building strong recognition of the Website, then we may not be able to achieve revenues.

We estimate that we will expend $30,000 over the next twelve months on the development and marketing of our Website. Our Website is intended to be marketed through various techniques including: search engine placement, opt-in newsletters, links, cross branding and banner ads. Supplier candidates are expected to be identified for each geographic region we have targeted. Depending on the success of our initial marketing efforts, we estimate that we will require a further $50,000 to implement an advertising campaign to establish and enhance connections with potential candidates for supply agreements or representation agreements. Candidates for supply or representation agreements are expected to be bottled water companies. Alliances are intended to be formed with local companies in the bottled industry in each area. A similar process is intended to be followed in each region as we expand.

The marketing and promotion efforts contemplated by us may not be successful in creating business awareness of the Website or in enabling us to achieve revenues.

We Will Rely On Our Internet Service Provider For The Operation Of Our Business, If The Quality Of Products And Services Provided By Our Internet Service Provider Falls Below A Satisfactory Standard, Our Business Could Be Harmed

Our current state of technology involves utilizing commercially available licensed technology to operate our web portal, through Kekko Enterprises Inc., the host and monitor of our Website and our internet service provider. The hosting is run through a server called Hayasa Networks at www.hayasa.com. The server is co-located in Kelowna, British Columbia and connected to large local providers including SHAW BigPipe, TELUS Business Internet services and other smaller local providers in the area.

We depend on our internet service provider for the following:

  we do not own a gateway onto the internet, but instead rely on an internet service provider to connect the Website to the internet; and

  the Website depends on operating system, database, and server software that has been developed, produced by third parties.

We are not substantially dependent on any third party. We have no formal agreements with our internet service provider and do not anticipate any difficulty in locating another internet service provider in the event we experience any disruption in service. However, if we are unable to locate another internet service provider within a sufficient amount of time, or if the quality of products and services provided by such third parties falls below a satisfactory standard, our business could be harmed. A disruption in service, whether due to internal technical or external factors, could result in customer dissatisfaction and loss of credibility. Also, our loss of or inability to maintain or obtain upgrades to certain licensed technology could result in delays in developing our systems until equivalent technology could be identified or developed, and integrated.

We Depend On Recruiting And Retaining Qualified Personnel And The Inability To Do So Would Seriously Harm Our Business

Our success is dependent in part on the services of certain key management personnel, including Valentina Tuss, our President, and Geoffrey Last our Secretary and Treasurer. We presently do not have any formal or written agreements with our key management personnel or any third parties providing services to us. The experience of these individuals is an important factor contributing to our success and growth and the loss of one or more of these individuals could have a material adverse effect on our company. Our future success also depends on our attracting, retaining and motivating highly skilled personnel and we may be unable to retain our key personnel or attract, assimilate or retain other highly qualified personnel in the future.

We may also experience difficulty in hiring and retaining highly skilled consultants with appropriate qualifications. Because of the technical nature of our products and services and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel in the information technology industry. Competition for qualified personnel in the information technology industry is intense. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

Because Our President And Our Secretary And Treasurer Have Only Agreed To Provide Their Services On A Part-Time Basis, They May Not Be Able Or Willing To Devote A Sufficient Amount Of Time To Our Business Operations, Causing Our Business To Fail

Our directors and officers are employed on a full time basis by other companies. Because we are in the early stages of our business, Ms. Tuss, our president, and Mr. Last, our secretary and treasurer, are not expected to spend a significant amount of time on our business. Ms. Tuss and Mr. Last each expect to expend approximately 8-10 hours per week on our business. Competing demands on their time may lead to a divergence between their interests and the interests of other shareholders.

A Disruption In Our Hosting Services, Whether Due To Internal Technical Or External Factors, Could Result In Customer Dissatisfaction And Loss Of Credibility

Substantially all of our communications software and hardware and computer hardware is expected to be hosted at a remote facility in Vancouver, British Columbia. The host's systems are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite the host's implementation of network security measures, its servers may also be vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of the hosts' systems and similar disruptive problems. A disruption in service, whether due to internal technical or external factors, could result in customer dissatisfaction and loss of credibility. We do not have property and business interruption insurance to compensate for losses that may occur resulting from such problems.

We May Not Be Able To Protect Our Proprietary Rights, And Our Inability Or Failure To Do So Could Result In Loss Of Competitive And Commercial Advantages That We Hold

Our performance and ability to compete are dependent to a significant degree on our ability to protect and enforce our intellectual property rights. Presently our intellectual property consists of our domain name www.digitalecosystems.com and our trade name "Digital Ecosystems".

We may not be able to protect our proprietary rights, and our inability or failure to do so could result in loss of competitive and commercial advantages that we hold. Additionally, we may choose to litigate to protect our intellectual property rights, which could result in a significant cost of resources and money. We cannot assure success in any such litigation that we might undertake.

Because We Are Significantly Smaller And Less Established Than A Majority Of Our Competitors, We May Lack The Financial Resources Necessary To Compete Effectively And Sustain Profitability

We operate in competitive, fragmented industries and compete for clients with a variety of larger and smaller companies that offer similar products and services. Many of these competitors are more established, offer more products, services and features, have a greater number of clients, locations, and employees, and also have significantly greater financial, technical, marketing, public relations, name recognition, and other resources than we have. While our objective is to continue to develop our Website, we currently or potentially compete with a variety of competitors involved in providing services via the internet. These competitors include:

http://www.culligan.com
http://www.pentawater.com
http://www.waternet.com
http://www.lakotawater.com
http://www.purewaterinc.com
http://www.bottledwaterweb.com
http://www.allwater.com

There are a number of web based water sites that offer similar content and services to us. They are, however, usually concerned with either contextual education such as current events related to the water industry, and or they sell only one particular product. We intend to aggregate a considerable line of products both in the bottled water sector and in the preparation of clean water with filters, reverse osmosis or desalination products.

Increased competition may result in the reduction in advertising fees, the reduction of use of the Website and the inability of our company to generate acceptance of the Website. Each of these factors would likely result in increased operating costs and the inability to generate revenues, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than us. As a result, such competitors may be able to attract potential users away from the Website, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development and promotion of their websites than we can.

If A Market For Our Common Stock Does Not Develop, Stockholders May Be Unable To Sell Their Shares

There is currently no market for our common stock and a market may never develop. We currently plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may never materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If A Market For Our Common Stock Develops, Our Stock Price May Be Volatile

There is no market for our common stock and there is no assurance that a market will develop. If a market develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, such as:

  actual or anticipated variations in our results of operations;

  our ability or inability to generate revenues;

  increased competition; and

  conditions and trends in the internet and financial industries.

Further, we anticipate that our common stock may be traded on the OTC Bulletin Board. Companies traded on the OTC Bulletin Board have traditionally experienced extreme price and volume fluctuations. There is no assurance that our common stock will be traded on the OTC Bulletin Board. If our common stock is traded, our stock price may be adversely impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

If The Selling Stockholders Sell A Large Number Of Shares All At Once Or In Blocks, The Market Price Of Our Shares Would Most Likely Decline

The selling stockholders are offering 1,580,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 17.3% of the common stock outstanding as of the date of this prospectus.

Because Our Stock Is A Penny Stock, Stockholders Will Be More Limited In Their Ability To Sell Their Stock

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker/dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker/dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

The "penny stock" rules adopted by the SEC under the Exchange Act subjects the sale of the shares of our common stock to certain regulations which impose sales practice requirements on broker/dealers. For example, brokers/dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

  the bid and offer price quotes in and for the "penny stock", and the number of shares to which the quoted prices apply.

  the brokerage firm's compensation for the trade.

  the compensation received by the brokerage firm's sales person for the trade.

In addition, the brokerage firm must send the investor:

  a monthly account statement that gives an estimate of the value of each "penny stock" in the investor's account.

  a written statement of the investor's financial situation and investment goals.

Legal remedies, which may be available to you as an investor in "penny stocks", are as follows:

  if "penny stock" is sold to you in violation of your rights listed above, or other federal or states securities laws, you may be able to cancel your purchase and get your money back.

  if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.

  if you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker/dealer, the broker/dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker/dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the SEC's rules may limit the number of potential purchasers of the shares of our common stock. See "Market For Common Equity And Related Stockholder Matters - No Public Market for Common Stock", below.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.05 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the most recent sales price of $0.037 from private offerings of our common stock. Since our inception we have completed the following private offerings of our common stock:

  We issued 6,500,000 shares of common stock on August 1, 2002 at a price of $0.001 per share to our president, Ms. Valentina Tuss.

  We completed an offering of 1,040,000 shares of our common stock at a price of $0.03 per share to a total of 23 purchasers on October 31, 2002.

  We completed an offering of 580,000 shares of our common stock at a price of $0.05 CDN (equal to approximately $0.037 US) per share to a total of 28 purchasers on December 5, 2003.

  We completed an offering of 1,000,000 shares of our common stock at a price of $0.05 CDN (equal to approximately $0.037 US) per share to a total of four purchasers on May 19, 2004.

There is no relationship whatsoever between the offering price of the common stock held by the selling stockholders and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 1,580,000 shares of common stock offered through this prospectus. The selling stockholders acquired the 1,580,000 shares of common stock offered through this prospectus from us in the following transactions:

1.
The selling stockholders acquired 580,000 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on December 5, 2003.

2.	The selling stockholders acquired 1,000,000 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on May 19, 2004.

The following table provides as of December 1, 2004 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Anthony Alvaro	15,000	*	15,000	NIL	0%
David Clifton	15,000	*	15,000	NIL	0%
Joy Clifton	15,000	*	15,000	NIL	0%
Atanu Dalal	60,000	*	60,000	NIL	0%
Sarah Downey	10,000	*	10,000	NIL	0%
Klara Fenclova	450,000	4.9%	450,000	NIL	0%
Gordon F. Gaglardi	20,000	*	20,000	NIL	0%
Al Heather	15,000	*	15,000	NIL	0%
J. Carmichael Group Inc.(3)	450,000	4.9%	450,000	NIL	0%
Harold Johnson	15,000	*	15,000	NIL	0%
Hilda Johnson	10,000	*	10,000	NIL	0%
Anne Kramer	5,000	*	5,000	NIL	0%
Steven Lammers	10,000	*	10,000	NIL	0%
Adrian Lister	10,000	*	10,000	NIL	0%
Don Lister	10,000	*	10,000	NIL	0%
Marilyn Lister	10,000	*	10,000	NIL	0%
Jason Love	10,000	*	10,000	NIL	0%
Ronaye K. Manering	15,000	*	15,000	NIL	0%
Bradley Morrison	10,000	*	10,000	NIL	0%
Barry Nickolet	10,000	*	10,000	NIL	0%
Jeremy Nickolet	10,000	*	10,000	NIL	0%
Shanna Nickolet	10,000	*	10,000	NIL	0%

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Tricia Nickolet	10,000	*	10,000	NIL	0%
Jill Pennefather	20,000	*	20,000	NIL	0%
Edward Rosse	10,000	*	10,000	NIL	0%
Wayne Ryan	20,000	*	20,000	NIL	0%
Renotcka Rzepczyk	50,000	*	50,000	NIL	0%
Teresa Rzepczyk	10,000	*	10,000	NIL	0%
Carol Sam	15,000	*	15,000	NIL	0%
Phil Sam	10,000	*	10,000	NIL	0%
Bryan Velve	200,000	2.2%	200,000	NIL	0%
Randy White	50,000	*	50,000	NIL	0%
TOTAL	1,580,000	17.3%	1,580,000	NIL	%
Notes
*	Represents less than 1%
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 9,120,000 common shares outstanding as of December 1, 2004, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	Constantine N. Carmichel is the beneficial owner of J. Carmichael Group Inc.

None of the selling stockholders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders will be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane & Associates LLP of 3273 East Warm Springs Road, Las Vegas, Nevada 89120.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages and titles as of December 1, 2004 are as follows:

Name of Director	Age	Position

Valentina Tuss	62	President and Chief Executive Officer

Geoffrey O. Last	39	Secretary and Treasurer

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

Valentina Tuss, is our President, Chief Executive Officer and a director and has served in those capacities since our inception on February 21, 2002. From August 1997 to present, Ms. Tuss was an independent marketing executive with INC 500 Corporation - Melaleuca Inc., promoting the company's products and signing new customers for the company. Also, from 2000 to present, Ms. Tuss has acted as an advisor to LFI Ltd., a Taiwanese organization engaged in promoting trade and commerce between Canada and Taiwan, inclusive of sourcing out investment opportunities both in North America and South East Asia.

Ms. Tuss's experience includes working with government officials in the strategic planning and development of Western Canada as a tourist destination to offshore markets. She has developed programs to market wilderness and adventure to markets in Japan and Germany. Her interest in the environment has led her to develop Digital Ecosystems.

Ms. Tuss has developed a network of international business contacts as a direct result of global travel in locations including, Australia, the U.K., Continental Europe, the Caribbean, Canada and the U.S.A. Ms. Tuss has handled public relations and media for high profile individuals and created tours that generate interest in the sensitivity of various ecosystems. Ms. Tuss obtained a marketing diploma from the University of British Columbia in 1988.

Geoffrey O. Last, Mr. Last is our Secretary, Treasurer a director and has served in those capacities since February 21, 2002. Mr. Last has been active in corporate finance and capital development for several years. From September 2001 to present, Mr. Last has been involved in coordinating bridge financing, corporate development and stockholder communications for Internet Studios-Venture Capital. Also since 1991, Mr. Last has served as president of Last Motorcar Company. As president of the Last Motorcar Company, his leadership resulted in annual sales of $2 million to $5 million from inception.

From February 1992 to September 1999 Mr. Last worked as a private consultant responsible for the activation of mergers and acquisitions for Triumph Foods International and for the distribution strategy for Amesco - Americas Coffee Corporation that developed $3 million to $5 million in annual sales. Mr. Lasts' contribution to our company will primarily be in business and corporate development.

During our development stage, our president and our secretary and treasurer each intends to devote approximately 8-10 hours per week of their time to our business. If, however, the demands of our business require more business time, such as raising additional capital or addressing unforeseen issues with regard to our plan of operation, they are prepared to adjust their timetable to devote more time to our business. However, Mr. Last and Ms. Tuss may not be able to devote sufficient time to the management of our business, as and when needed.

Compensation

We presently do not pay our directors and officers any salary or consulting fee. We anticipate that compensation may be paid to directors and officers in the event that we generate revenues from sales commissions and advertising or that the revenues generated will exceed the operating costs of the Water Business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Personnel

We have no significant personnel other than our officers and directors. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

Our audit committee presently consists of our entire board of directors. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establish various committees during the current fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of December 1, 2004 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) named executive officers, and (iv) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Common Stock	Valentina Tuss President and Chief Executive Officer 105 - 5158 48th Avenue Delta, BC, Canada V4K 5B6	6,500,000 Direct	71.3%
Common Stock	Geoffrey O. Last Secretary, Treasurer and Chief Financial Officer 1245 Homer Street Vancouver, BC, Canada V6B 2Y9	NIL	N/A
Common Stock	All Officers and Directors as a Group (2 persons)	6,500,000	71.3%

(1)
Applicable percentage of ownership is based on 9,120,000 shares of common stock issued and outstanding as of December 1, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 1, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 1, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of December 1, 2004, there were 9,120,000 shares of our common stock issued and outstanding that were held of record by fifty-six (56) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See "Dividend Policy."

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of Digital Ecosystems, the holders of shares of our common stock will be entitled to receive pro rata all assets of Digital Ecosystems available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)
voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)
subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Digital Ecosystems or any of its parents or subsidiaries. Nor was any such person connected with Digital Ecosystems or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

Lang Michener LLP has provided an opinion on the validity of our common stock.

Telford Sadovnick, P.L.L.C. Certified Public Accountants ("Telford Sadovnick"), our independent registered public accounting firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford Sadovnick has presented their report with respect to our audited financial statements. The report of Telford Sadovnick is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on February 21, 2002 under the laws of the State of Nevada.

DESCRIPTION OF BUSINESS

In General

We are a development stage company in the business of developing and operating an internet based drinking water information and order service at our website "www.digitalecosystems.com" (the "Website"). The Website is focused on providing consumers with current and comprehensive sources of bottled and bulk water, water information and water treatment options delivered through a website that aggregates and affiliates with national/regional, state-provincial, and large municipal bottled water companies and equipment manufacturers. Our plan of operations is to develop a comprehensive one-stop-shop source of water and water information and to become established as a significant industry distributor. We conduct our business through agreements with consultants and arms-length third parties.

Our Water Business is intended to initially serve customers through a website that directs regional sales to the local area affiliate and coordinates sales and distribution. We intend to aggregate contacts in the water industry to provide the most comprehensive catalog of water products and bring them to communities in North America with plans to expand globally. The products we intend to offer cover a range from:

  Bottled water applications;

  Information and reports on the water industry; and

  A community based website whereby people can educate themselves about water and the water industry.

Our objective is to provide the consumer and researcher with current information about bottled water. By offering a comprehensive one-stop-shop source of water and water information, we hope to become established as a significant industry distributor. The opportunity exists now because the convergence of widespread consumer access to the internet and inexpensive and robust web technology has made it feasible to offer information at low cost.

Our business plan is to use the Website to earn revenues from the following sources:

  Reselling - private label reselling agreements;

  Establishing additional affiliations to capture advertising revenue; and

  Sale of products and all e commerce transactions originating from the Website.

We intend to seek out affiliations to capture special application opportunities as they arise.

The typical seller utilizing our web portal is expected to include both major and minor major bottled water providers, data service providers, competitive access providers, resellers, agents, and consultants. The typical buyer of bulk water is expected to be any company/individual that needs anywhere from one case and up of bottle water delivery per month. The typical buyer of the private label component of the business is expected to be both event driven (parties, weddings, concerts), and of a constant source of marketing (hotels, restaurants, etc).

The following illustrates an example of a typical transaction we plan to conduct on our Website. A restaurant may need to purchase his/her monthly stock of bottled water, both flat and sparkling. They are also hosting a special event in which they want to promote their restaurant on the bottled water they serve. The purchaser, who has previously or concurrently registered with our site, will go to our web portal and request a quote for his/her needs from a number of bottled water providers, and private label providers who have also previously registered as vendors with us. The bottled water providers, and private label providers are expected to respond to the request through our web portal. Once the reseller has selected the best quote and the transaction has been agreed upon between both parties, we are expected to receive a 5% commission from the vendor, based upon the total value of that sale. The benefits to the vendee include getting the best price.

The benefits to the vendor are expected to include making the sale, gaining a new customer without the added expense marketing/advertising campaigns or sales calls.

We have not earned any revenues to date. We plan to use the Website to earn revenues from advertising, sales of products and all e-commerce transactions originating from the Website. We do not anticipate earning revenues until such time as we complete the marketing, promotion and development of the Website. We estimate that we will be required to spend an additional $30,000 to complete development and marketing of the Website over the next twelve months. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales commissions and advertising or that the revenues generated will exceed the operating costs of the Water Business.

Revenue Model

We intend to incorporate various revenue models for customer centricity.

Brokerage Model. This model is based on the web portal acting as a "market maker" bringing buyers and sellers together and that facilitate transactions. Generally thought of as B2B, they can also be B2C. The natural revenue stream for this model would be the collection of a transaction fee.

Content Model. Getting useful content is a second value model we may deliver. The value derives from the extent to which the content meets customer needs. A news feed directly related to the water industry may be built into the Website in the near future. Advertising, and subscription fees are expected to be part of this revenue model.

Search Model. This model is based on offering a search engine specifically geared towards the water industry in general. All matter of information from global water issues, to finding a local provider would be incorporated into this feature. Advertising would also be included in this model.

Integration of Models. These models can be integrated, developing multiple streams within each of these models. This is an eventual key to success for our web portal, with its inclusion of multiple revenue opportunities, along with various modes for attracting web traffic to the site on a returning ever increasing basis.

Initially, we do not intend to charge either buyers or sellers a "registration" or "subscription" fee to use the site. Instead, we anticipate revenue will be generated through the following channels:

  Advertising;

  Commissions on closed transactions and lead fees;

  Third Party Add-On Service Providers: revenue sharing agreement with fee-based Third Party Service providers;

  Service Provider Listings: provide vendors and consultants a free listing, charging a fee for premium online directory listings (i.e. Yellow Pages for water industry);

  Data Mining and Industry Metrics: Collect valuable statistics about aspects of market behaviour. The data would be sold in aggregate form to receptive audiences;

  Referral fees - fees generated through providing customers with information regarding services and products on other sites;

  Transaction fees- we would collect a fee for each transaction that is conducted through our e- commerce web site;

  Subscription fees - regular access to information or services provided by the company into the marketplace; and

  Margin on sale of good/services - selling goods and services through the Website and collecting a margin on it.

Marketing Strategy

Our marketing strategy is to be to be known as the most comprehensive source of bottled water and related information on the internet.

Our initial focus is on the markets in the United States and Canada. We have identified additional regions to be targeted over the next 24 months, including:

  Oceana;

  Caribbean;

  Asia; and

  Europe.

Additional markets may be pursued as opportunities and demands arise. The majority of marketing performed by us is intended to be directed to establish and enhance connections with potential candidates for supply agreements or representation agreements. Supplier candidates are expected to be identified for each geographic region we have targeted. Candidates for supply or representation agreements are intended to be bottled water companies. Alliances may be formed with local companies in the bottled industry in each area. A similar process is expected to be followed in each region as we expand.

We intend to host a comprehensive online catalogue of products and services that is expected to link directly with suppliers in every area. Retail and wholesale clients are expected to be able to easily navigate the site in pursuit of defining their water product needs and obtaining a reliable nearby source for them. We intend to use forms of traditional and online marketing techniques designed to position it as a premier site for all water supplies.

The continued development of our Website is expected to be engineered by qualified personnel able to program specifically for the purpose of displaying and selling bottled water. The site is intended to offer all the features such as information sources, links, chat rooms, posting sections etc. A reliable hosting facility is expected to be used to maintain the stability of the Website.

Our Website is intended to be marketed with several marketing techniques, including:

  Opt-in newsletters;

  Links;

  Cross branding;

  Banner ads; and

  Participation in trade shows.

Operations

We do not own the servers that host the Website. Our current state of technology involves utilizing commercially available licensed technology to operate our web portal, through Kekko Enterprises Inc., the host and monitor of our Website and our internet service provider. Our servers are located in British Columbia on the premises of our internet service provider. Our internet service provider provides us with the following services: use of servers, internet connection services, and internet band-width.

The operation of the servers which host the Website depends on operating system software, database software, and server software developed, produced by third parties. We use commercially available technology whenever possible instead of purchasing custom-made or internally developed solutions. We presently do not license any software or have any custom-made or internally developed solutions.

Intellectual Property

Presently our intellectual property consists of our domain name www.digitalecosystems.com and our trade name "Digital Ecosystems".

Internet Gateway

We do not own a gateway onto the internet, but instead rely on an internet service provider to connect the Website to the internet. We use internet service providers to provide connectivity to the internet, internet traffic and data routing services and e-mail services. The internet service provider provides us with a high speed internet access line to the World Wide Web. We believe that these telecommunication and internet service facilities will need to be upgraded in the future as usage of our Website increases.

Strategic Alliances

We recognize the importance of key strategic alliances. These alliances are intended to be formalized with competent, quality orientated companies, on both a national, state, provincial, and municipal level (cities larger than two million people). Each affiliate partner is expected to be selected based on our criteria established to ensure our growth in revenues and global reputation for quality and good corporate citizenship.

Partnerships, reselling, and affiliate programs are expected to be enacted. These are intended to encourage expansion into new territories with associations in place. We intend to continue to develop and establish strategic alliances and acquire relevant technologies developed by third party organizations.

Milestones and Objectives

Our Website is presently operational, however, we intend to complete further development of the Website and beta testing of the site over the next three months at a cost of $10,000. To date, we have expended a total of $58,995 on developing our Website. Our total expenditures over the next twelve months are anticipated to be approximately $50,000, the majority of which is due to the development and marketing of our Website and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. To date we have completed development of approximately 95% of the Website. The remaining 5% and the completion of beta testing is expected to be completed by the end of December, 2004.

We presently do not have sufficient cash on hand to fund our proposed expenditures for the next twelve months, and will require additional financing to pursue our stated plan of operations. Further marketing and development work on our Website, also will require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional expenditures. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as we generate revenues from our Website operations. We do not have any arrangements in place for any future equity financing.

The table below highlights our milestones and objectives over the next twelve months:

Milestones and Objectives	Anticipated Costs	Time Frame
1. Complete web site development, hosting, working capital	$5,000	1 month
2. Complete beta testing of web site	$5,000	1 month
3. Registering vendors/vendees - contacting and signing up related parties	$1,000	4 - 6 months
4. Building an experienced advisory board - recruiting key, seasoned personnel	$2,000	6- 8 months
5. Developing key industry relationships - building out web portal with related industry groups	$1,000	9 - 12 months
6. Build relationships with key players in industry - attend trade shows, join industry organizations	$2,000	9 - 12 months
7. Develop private water label distribution - secure relationship with water supplier, label supplier, expand sales mission	$2,000	4 - 6 months
8. Implement marketing and advertising campaign	$12,000	9 - 12 months
TOTAL	$30,000	-

INDUSTRY BACKGROUND

Growth of the Internet and the World Wide Web (the "Web")

The internet and the Web are experiencing dramatic growth in terms of the number of Web users. The growth in the number of Web users and the amount of time users spend on the Web is being driven by the increasing importance of the internet as a communications medium and an information resource and a sales and distribution channel.

Growth of Online Electronic Commerce

The internet is dramatically affecting the methods by which consumers, organizations and businesses are buying and selling goods and services. The internet provides online businesses and organizations with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers and businesses with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of parties are transacting business on the Web.

COMPETITION

While our objective is to continue to develop our Website, we currently or potentially compete with a variety of competitors involved in providing services via the internet. These competitors include:

http://www.culligan.com
http://www.pentawater.com
http://www.waternet.com
http://www.lakotawater.com
http://www.purewaterinc.com

http://www.bottledwaterweb.com
http://www.allwater.com

There are a number of web based water sites that offer similar content and services to Digital Ecosystems. They are, however, usually concerned with either contextual education such as current events related to the water industry, and or they sell only one particular product. We intend to aggregate a considerable line of products both in the bottled water sector and in the preparation of clean water with filters, reverse osmosis or desalination products.

We are committed to ongoing development and enhancement of our product line and associated technologies to ensure our partners continue to provide leading edge, cost effective solutions for water and water treatment.

Increased competition may result in the reduction in advertising fees, the reduction of use of the Website and the inability of our company to generate acceptance of the Website. Each of these factors would likely result in increased operating costs and the inability to generate revenues, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than us. As a result, such competitors may be able to attract potential users away from the Website, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development and promotion of their websites than we can.

GOVERNMENT REGULATION

General

We anticipate that the Website will be used by customers from multiple state and international jurisdictions. Due to the increasing popularity and use of the internet, it is possible that a number of laws and regulations may be adopted with respect to the internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the internet, increase our cost of doing business or otherwise have a harmful effect on the Water Business.

Water Regulations

The bottled water industry in the United States is regulated on three levels: federal, state and trade association. U.S. Food and Drug Administration (the "FDA") regulations, coupled with state and industry standards, offer consumers assurance that the bottled water they purchase is stringently regulated, tested and of the highest quality. The International Bottled Water Association (the "IBWA") has been a long-standing proponent of additional federal regulations for bottled water and is active at all levels of the local, state and federal government assisting in the development of such regulations.

Water is subject to health, safety and environmental regulations in some countries and for some applications. Each Joint Venture is expected to be responsible for understanding the applicable regulations and working within any constraints presented.

US Federal Regulations

Bottled water is regulated as a food product by the FDA. Bottled water companies must adhere to the FDA's Quality Standards, Standards of Identity (Labeling Regulations) and Good Manufacturing Practices.

  Quality Standards: All bottled water products must comply with the FDA's Quality Standards in Section 165.110(b) of Title 21 of the Code of Federal Regulations (the "CFR"). These standards, along with the FDA's Good Manufacturing Practices, ensure the safety of all bottled water products from production to packaging to consumption.

  Standards of Identity (Labeling Regulations): FDA's labeling rules for bottled water (see below) establish standards of identity and standardized definitions for terms found on bottled water labels such as "artesian," "distilled," "drinking," "mineral," "purified," "sparkling" and "spring" seltzer, soda water and tonic water are considered soft drinks; therefore, they are excluded from these regulations.

  Good Manufacturing Practices: Bottled water is subject to both general food Good Manufacturing Practices (GMPs) and GMPs specific to bottled water processing and bottling. General food GMPs govern such areas as plant and ground maintenance, sanitary maintenance of buildings and fixtures, and sanitary facilities, including water supply, plumbing and sewage disposal. Bottled water GMPs provide detailed regulations governing plant construction and design, sanitary facilities and operations, equipment design and construction, production and process controls specific to the production and processing of bottled drinking water, and record keeping.

US State Standards

In addition to FDA's extensive regulatory requirements, the bottled water industry is subject to state regulatory requirements as well.

  Inspections: A significant responsibility of the states is inspecting, sampling, analyzing and approving sources of water. Under the federal GMPs, only approved sources of water can be used to supply a bottling plant.

  Laboratory Certification: Another area in which some states have important responsibilities that complement federal regulation is the certification of testing laboratories. As with any food establishment, the states perform unannounced plant inspections, and some states perform annual inspections.

Canadian Federal Regulations

Bottled water is regulated as a food product under the federal Food and Drugs Act. Bottled water companies must adhere to quality standards, good manufacturing practices and labeling requirements. The federal government inspectors of the Canadian Food Inspection Agency regularly audit the operations of all bottled water companies to ensure compliance.

Canadian Provincial Regulations

In addition to the extensive federal regulatory requirements, the provinces also regulate bottled waters. The most significant responsibility of the provinces is approving sources of water, including drilling practices, borehole construction practices, and allowable rates of production and watershed protection.

CBWA Standards

The Canadian Bottled Water Association (the "CBWA") model code is a quality assurance program with more extensive requirements than federal and provincial authorities. For these reasons, bottled water produced by CBWA members is always top quality and safe.

CBWA bottlers are subject to a third level of regulation involving third-party inspections, water testing and analysis, and adherence to the CBWA model code.

As a condition of membership, bottler must pass an annual, unannounced plant inspection administered by an independent, internationally recognized organization. This inspection audits quality and testing records, reviews all areas of plant operation from source through finished product, and checks adherence to the CBWA model code and its code of ethics. The CBWA code of ethics adheres to a philosophy of sustainable development, environmental protection, and collaboration with local communities in the management of the water resource.

A second condition of membership is that bottlers pass an annual water analysis administered by an independent government certified laboratory and regularly conduct microbial testing by qualified personnel.

Bottled water produced by CBWA members is protected by a multi-barrier approach, which may include steps such as source protection and monitoring, as well as multi-stage filtration including micro filtration, reverse osmosis, distillation, ozonation, the application of ultraviolet light or other appropriate processing measures.

IBWA Standards

Third-party Inspections: As a condition of membership to the International Bottled Water Association (the "IBWA"), bottlers must submit to an annual, unannounced plant inspection administered by an independent, internationally recognized third-party inspection organization. This inspection audits quality and testing records; reviews all areas of plant operation from source through finished product; and checks compliance with FDA Quality Standards, Good Manufacturing Practices and any state regulations.

  IBWA Model Code: The IBWA has established a quality assurance program, a strict set of standards called the Model Code. The Model Code establishes tougher requirements than federal and state authorities.

Future Products and Plans

We intend to keep abreast of innovations in water products and treatments and add these to our online catalogue. We also intend to arrange licensing or joint venture agreements with third parties that will manage regional sales and distribution.

Employees

We have no employees as of the date of this prospectus. We conduct our business largely through agreements with consultants and arms-length third parties. We do not intend to hire any employees over the next twelve months.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, stockholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Exchange Act, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register as a reporting company under the Exchange Act concurrent with the effectiveness of this registration statement. Upon the effectiveness of the Form SB-2 registration statement, we will be required to file quarterly and annual reports and other information required by the Exchange Act with the SEC. You may inspect our filings including the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Plan of Operations

Our business plan continue to develop, maintain and promote our Website to earn revenues from advertising, sales of products and all e-commerce transactions originating from the Website. We do not anticipate earning revenues until such time as we complete the marketing, promotion and development of the Website. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales commissions and advertising or that the revenues generated will exceed the operating costs of the Water Business. We have no employees as of the date of this prospectus. We conduct our business largely through agreements with consultants and arms-length third parties. We do not intend to hire any employees over the next twelve months.

To date we have expended a total of $58,995 on developing our Website and have completed development of approximately 95% of the Website. The remaining 5% and the completion of beta testing is expected to be completed by the end of December, 2004. We presently do not have sufficient cash on hand to fund our proposed expenditures for the next twelve months, and will require additional financing to pursue our stated plan of operations. Further marketing and development work on our Website, also will require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. We anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional expenditures. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until we generate revenues from our Website operations. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures Over The Next Twelve Months (US$)
Professional Fees	$15,000
Office Expenses	$5,000
Website development and Marketing Expenses	$30,000
TOTAL	$50,000

We have cash in the amount of $46,643 as of the date of this prospectus. Our total expenditures over the next twelve months are anticipated to be approximately $50,000, the majority of which is due to the development and marketing of our Website and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. Depending on the success of our initial marketing efforts, we estimate that we will require a further $50,000 to implement an advertising campaign to establish and enhance connections with potential candidates for supply agreements or representation agreements. After the twelve month period, we will require additional financing for operational expenses and to pursue our plan of operations

Results Of Operations For the Period Ending September 30, 2004

We have not earned any revenues since inception. We do not anticipate earning revenues until such time as we complete the marketing, promotion and development of the Website. We are presently in the development stage of our business and we can provide no assurance that we will be able to generate revenues from sales commissions and advertising or that the revenues generated will exceed the operating costs of the Water Business.

Operating Expenses

We incurred operating expenses in the amount of $92,652 for the period from February 21, 2002 (inception) to September 30, 2004. Operating expenses for this period included the following expenses:

Operating Expenses	Period From Inception to September 30, 2004
Consulting Fees Professional Fees Office and Miscellaneous Expenses Rent Telephone Foreign Exchange Transfer Agent	$58,995 $26,695 $2,999 $3,105 $606 ($428) $680
Total Operating Expenses	$92,652

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to our continuing development and promotion of our Website and business operations and the professional fees to be incurred in connection with the filing of amendments to this registration statement with the SEC under the Securities Act. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Exchange Act.

Net Loss

We incurred a loss in the amount of $92,652 for the period from inception to September 30, 2004. Our loss was attributable entirely to operating expenses.

Liquidity and Capital Resources

We have not attained profitable operations and are dependent upon obtaining financing to further develop our Website. For these reasons our auditors stated in their report that to our audited financial statements they have substantial doubt we will be able to continue as a going concern.

We have cash of $46,643 and working capital of $36,815 as of the date of this prospectus. We estimate that the completion of our Website development will cost approximately $10,000. Our total expenditures over the next twelve months are anticipated to be approximately $50,000, the majority of which is due to the development and marketing of our Website and general, legal, accounting and administrative expenses associated with this offering and as a result of our becoming a reporting issuer under the Exchange Act. Depending on the success of our initial marketing efforts, we estimate that we will require a further $50,000 to implement an advertising campaign to establish and enhance connections with potential candidates for supply agreements or representation agreements.

We presently have sufficient cash on hand to fund our proposed expenditures for the next twelve months. Further marketing and development work on our Website, however, will require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. After the twelve month period, we will require additional financing for operational expenses and to pursue our plan of operations.

Future Financings

We anticipate continuing to rely on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned business activities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We currently do not own any physical property or own or lease any real property. We rent approximately 500 square feet of office space located at Suite 1500, 701 West Georgia Street, Vancouver, British Columbia, Canada at a cost of $500 per month. This rental is on a month-to-month basis with no formal agreements.

Our month-to-month rental arrangements will allow us flexibility in moving if we employ more personnel, however, we believe these facilities are adequate in size to handle all of our current operations for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

  Any of our promoters; and

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

We issued 6,500,000 shares of common stock on August 1, 2002 to Ms. Valentina Tuss at a price of $0.001 per share, for total proceeds of $6,500. Ms. Tuss is a director and our president and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act. The 6,500,000 shares of common stock are restricted shares as defined in the Securities Act. This issuance was made to Ms. Tuss who is a sophisticated individual and, by way of her position as president of our company, is in a position of access to relevant and material information regarding our operations.

Consulting services provided by our directors to us since our inception have been recorded in the accompanying financial statements at a value of $20,700 from inception to March 31, 2004 and $12,000 for the six months ended September 30, 2004.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had fifty-six (56) registered stockholders.

Rule 144 Shares

None of the shares of our common stock are currently available for resale under Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 91,200 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The number of shares of our common stock presently available to be sold by shareholders in compliance with Rule 144(k) is 1,040,000. An additional 8,080,000 shares of our common stock will be available for resale to the public within 90 days of the effectiveness of this registration statement, in accordance with the volume, trading, and notice requirements of Rule 144 of the Securities Act.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with the development of our Water Business, we will need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through March 31, 2004.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary ($)	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Valentina Tuss	President, CEO, and Director	2004 2003 2002	$0 $0 $0	0 0 0	0 0 0	0 0 0	0 0 0	$0 $0 $0	0 0 0
Geoffrey O. Last	Secretary, Treasurer, CFO and Director	2004 2003 2002	$0 $0 $0	0 0 0	0 0 0	0 0 0	0 0 0	$0 $0 $0	0 0 0

We presently do not have any compensation agreement with either Ms. Tuss or Mr. Last, our only officers.

We do not pay to our directors any compensation for each director serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to our executive officers or directors from inception through September 30, 2004. We have also not granted any stock options to our executive officers or directors since September 30, 2004.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements as of March 31, 2004, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Balance Sheets as of March 31, 2004 and 2003;

(c)	Statements of Stockholders' Equity (Deficiency) for the period from inception on February 21, 2002 to March 31, 2004;

(d)
Statements of Operations for the period from inception on February 21, 2002 to March 31, 2004, for each of the two years in the period ended March 31, 2004 and from inception on February 21, 2002 to March 31, 2002;

(e)
Statements of Cash Flows for the period from inception on February 21, 2002 to March 31, 2004, for each of the two years in the period ended March 31, 2004 and from inception on February 21, 2002 to March 31, 2002; and

(f)	Notes to the Financial Statements.

Interim unaudited first quarter financial statements as of September 30, 2004, including:

(a)	Balance Sheets as of September 30, 2004 and March 31, 2004;

(b)
Statements of Operations and Comprehensive Income for the period from inception on February 21, 2002 to September 30, 2004, for each of the three months ended September 30, 2004 and 2003 and for each of the six months ended September 30, 2004 and 2003;

(c)
Statements of Cash Flows for the period from inception on February 21, 2002 to September 30, 2004, for each of the three months ended September 30, 2004 and 2003 and for each of the six months ended September 30, 2004 and 2003; and

(d)	Statement of Stockholders' Equity (Deficiency) for the period from inception on February 21, 2002 to September 30, 2004; and

(e)	Notes to Financial Statements.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

FINANCIAL STATEMENTS

MARCH 31, 2004 AND 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Digital Ecosystems Corp.
Las Vegas, Nevada

We have audited the accompanying Balance Sheets of Digital Ecosystems Corp. (a Development Stage Company) as of March 31, 2004 and 2003 and the related Statements of Operations, Stockholders' Equity (Deficiency) and Cash Flows for the years then ended, from inception on February 21, 2002 to March 31, 2002 and from inception on February 21, 2002 to March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Digital Ecosystems Corp. (a Development Stage Company) as of March 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, from inception on February 21, 2002 to March 31, 2002 and from inception on February 21, 2002 to March 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Digital Ecosystems Corp. (a Development Stage Company) will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's losses from operations since inception raises substantial doubt as to the Company's ability to continue as a going concern, unless the Company attains future profitable operations and/or obtains additional financing. These financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might result from the outcome of this uncertainty.

/s/ TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
June 30, 2004

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)
BALANCE SHEETS

	March 31,	March 31,
	2004	2003

ASSETS

Current Assets
Cash	$21,983	$22,858
Accounts receivable	1,134	2,488

	$23,117	$25,346

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$4,000	$-
Due to related party	1,000	-

	5,000	-

Stockholders' equity
Capital stock
Authorized
100,000,000 common stock with a par value of $0.001 per share
100,000,000 preferred stock with a par value of $0.001 per share
Issued and outstanding
8,120,000 Common shares (6,500,000 at March 31, 2003)	8,120	6,500
Additional paid-in capital	71,778	9,900
Stock subscriptions received	-	31,200
Deficit accumulated during the development stage	(61,781)	(22,254)

	18,117	25,346

	$23,117	$25,346

The accompanying notes are an integral part of these financial statements.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
PERIOD FROM INCEPTION ON FEBRUARY 21, 2002 TO MARCH 31, 2004

					Deficit
					Accumulated
			Additional	Stock	During the
	Number		Paid-in	Subscriptions	Development
	Of Shares	Amount	Capital	Received	Stage	Total
Common stock issued for cash
at $0.001 per share	1,500,000	$1,500	$-	$-	$-	$1,500

Net loss	-	-	-	-	(1,770)	(1,770)

Balance at March 31, 2002	1,500,000	1,500	-	-	(1,770)	(270)

Common stock issued for cash
at $0.001 per share	5,000,000	5,000	-	-	-	5,000

Cash received for stock
subscriptions	-	-	-	31,200	-	31,200

Non-cash services from
officers and directors	-	-	9,900	-	-	9,900

Net loss	-	-	-	-	(20,484)	(20,484)

Balance at March 31, 2003	6,500,000	6,500	9,900	31,200	(22,254)	25,346

Common stock issued for cash
for various prices from
$0.003 to $0.004 per share	1,620,000	1,620	51,078	(31,200)	-	21,498

Non-cash services from
officers and directors	-	-	10,800	-	-	10,800

Net loss	-	-	-	-	(39,527)	(39,527)

Balance at March 31, 2004	8,120,000	$8,120	$71,778	$-	$(61,781)	$18,117

The accompanying notes are an integral part of these financial statements.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	From			From
	Inception on			Inception on
	February 21,			February 21,
	2002 to	Year Ended	Year Ended	2002 to
	March 31,	March 31,	March 31,	March 31,
	2004	2004	2003	2002

EXPENSES
Consulting - officers and directors	$20,700	$10,800	$9,900	$-
- website development	9,795	3,500	6,295	-
- other	16,500	16,500	-	-
Office and miscellaneous	1,090	379	711	-
Professional fees	9,876	5,354	2,752	1,770
Rent	3,105	2,510	595	-
Telephone	463	213	250	-
Foreign exchange	(428)	(409)	(19)	-
Transfer agent	680	680	-	-

	61,781	39,527	20,484	1,770

Net Loss	$(61,781)	$(39,527)	$(20,484)	$(1,770)

Net loss per common share - basic		$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares outstanding		7,119,014	4,828,767	1,500,000

The accompanying notes are an integral part of these financial statements.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	From			From
	Inception			Inception
	on February			on February
	21, 2002 to	Year Ended	Year Ended	21, 2002 to
	March 31,	March 31,	March 31,	March 31,
	2004	2004	2003	2002

CASH FLOWS FROM
DEVELOPMENT ACTIVITIES
Net loss	$(61,781)	$(39,527)	$(20,484)	$(1,770)
Adjustments to reconcile net loss to
net cash used in development
activities:
Decrease (increase) in accounts
Receivable	(1,134)	1,354	(2,488)	-
Increase in due to related party	1,000	1,000	-	-
Increase (decrease) in accounts
payable and accrued liabilities	4,000	4,000	(270)	270
Non-cash services from officers
and directors	20,700	10,800	9,900	-

Net cash (used in) Development
Activities	(37,215)	(22,373)	(13,342)	(1,500)

CASH FLOWS FROM
FINANCING ACTIVITIES
Stock subscriptions received
(applied to issuance)	-	(31,200)	31,200	-
Proceeds from issuance of
common stock	59,198	21,498	36,200	1,500

Net cash provided by Financing
Activities	59,198	21,498	36,200	1,500

Net increase (decrease) in Cash	21,983	(875)	22,858	-

Cash, beginning of period	-	22,858	-	-

Cash, end of period	$21,983	$21,983	$22,858	$-

The accompanying notes are an integral part of these financial statements.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

1.	ORGANIZATION AND BASIS OF PRESENTATION

(a) Organization

Digital Ecosystems Corp. (the "Company"), a development stage company, was incorporated in Nevada on February 21, 2002.

The Company is engaged in the business to provide both clean and pure bottled and bulk drinking water through various distribution methods and to provide the various technologies that make water purification possible, available to the consumer.

(b) Basis of presentation

The accompanying financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of March 31, 2004, the Company had $21,983 in cash, working capital of $18,117 and accumulated net losses of $41,081 since inception. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish successful operations. The Company anticipates covering its costs by operating revenues and additional equity financing. If the Company is unable to complete its financing requirements or achieve revenue as projected, it will then modify its expenditures and plan of operations to coincide with the actual financing completed and actual operating revenues.

The Company is not currently earning any revenues.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results in future periods could be different from these estimates made.

Start-up and development costs

Since inception, certain expenditures have been incurred primarily for product development, business development, market development and financing purposes. While these expenditures are intended to benefit future periods, the Company follows the accounting policy of expensing as incurred those expenditures not identified with specific projects or financing activities.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Financial instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments approximate their fair value due to their liquidity or their short-term nature.

Cash

Cash consists of cash on deposit with a bank. The Company places its cash with a high quality financial institution and to date has not experienced losses on any of its balances.

Comprehensive income (loss)

SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in other comprehensive income (loss).

Foreign currency translation

For the Company's international operations, local currencies are considered their functional currencies. The Company translates assets and liabilities to their U.S. Dollar equivalents at rates in effect at the balance sheet date and revenue and expenses are translated at average monthly exchange rates. Translation adjustments resulting from this process are recorded in Stockholder's Equity as a component of Accumulated Other Comprehensive Income. The amount was not material for 2004, 2003 and 2002.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are in the statement of operations.

Net income (loss) per share

Statements of Financial Accounting Standards No. 128, "Earnings per Share", requires dual presentation of basic earnings per share ("EPS") and diluted EPS on the face of all income and loss statements, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. At March 31, 2004, 2003 and 2002, the Company had no outstanding stock options, warrants and other convertible securities; accordingly, only basic EPS is presented.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Revenue recognition

The Company is not currently earning any revenue. The Company expects to earn its revenue by: (i) re-selling private labels; (ii) advertising by other businesses on the Company's website; and (iii) sale of its product originating from the website. Revenues are recognized once they are earned, specifically when: (a) services are provided or products are delivered to customers; (b) clear proof that an arrangement exists; (c) amounts are fixed or can be determined, and (d) the Company's ability to collect is reasonably assured.

In particular, the Company will recognize:

	i)	sales of private labels upon title transfer on shipment;
	ii)	advertising revenue straight-line over the term of the advertising term;
	iii)	sales originating from website upon title transfer on shipment.

Advertising expenses

Advertising costs are expensed as incurred. No advertising expense was incurred in 2004, 2003 or 2002.

Website development costs

Pursuant to Emerging Issues Task Force No. 00-2, "Web Site Development Costs," ("EITF 00- 2"), the Company applies American Institute of Certified Public Accountants Statement of Position No. 98-1 to account for web site development costs. In accordance with EITF 00-2, the Company expenses all costs incurred during the preliminary project stage and capitalizes all internal and external direct costs of materials and services consumed in developing the software, once the development has reached the application development stage. Application development stage costs generally include software configuration, coding, installation to hardware and testing. These costs are amortized over their estimated useful life. All costs incurred for upgrades, maintenance and enhancements, including the cost of web site content, that does not result in additional functionality, are expensed as incurred.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

Segmented information

The Company follows FAS No. 131 disclosures about segments of an enterprise and related information about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

The Company conducts substantially all of its operations in Canada in one business segment.

3.	(a) DUE TO RELATED PARTY

The President and Director of the Company made a payment on behalf of the Company to a supplier in the amount of $1,000. This amount was advanced without interest and is due on demand.

(b) SERVICES RENDERED BY RELATED PARTIES

The Company has been provided with non-cash services from two officers and directors. Accordingly, consulting services have been recorded of $10,800 (2003 - $9,900), and additional paid-in capital has been increased by the corresponding amount. This has been calculated at its fair value, which is measured at the exchange amount, being the amount of consideration established and agreed to by the related parties.

4.	CAPITAL STOCK

From inception on February 21, 2002 to March 31, 2002, the Company issued 1,500,000 common shares at $0.001 per share in exchange for cash proceeds of $1,500.

During the year ended March 31, 2003, the Company issued 5,000,000 common shares at $0.001 per share, in exchange for cash proceeds of $5,000. It also received $31,200 for stock subscriptions for shares issued the following year.

During the year ended March 31, 2004, the Company issued 1,620,000 common shares in exchange for cash proceeds of $52,698 including the $31,200 received for share subscriptions in 2003. The shares were issued for various prices from $0.003 to $0.004 per share.

5.	INCOME TAXES

No provision for income taxes has been made for the period as the Company incurred net losses.

As of March 31, 2004 and March 31, 2003, the Company had net operating loss carryforwards for income tax purposes of approximately $41,081 and $12,354 respectively, which expire in the years 2022 through 2024. Utilization of the Company's net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

5.	INCOME TAXES (cont'd...)

Significant components of the Company's deferred income tax assets are as follows:

	2004	2003

Net operating loss carry forward	$41,081	$12,354

Statutory tax rate	34%	34%

Deferred income tax asset	13,967	4,200

Valuation allowance	(13,967)	(4,200)

Net deferred tax assets	$-	$-

6.	SUBSEQUENT EVENT

The Company issued 1,000,000 common shares at $0.03 US ($0.05 Cdn) per share in exchange for cash.

7.	RECENT ACCOUNTING PRONOUNCEMENTS

The implementation of these new pronouncements does not have a material effect on the Company's financial statements:

(a)
In July 2001, FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") that records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets. The initial recognition of the liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. SFAS 143 is required to be adopted effective January 1, 2003.

(b)
In October 2001, FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment on Disposal of long-lived Assets" ("FSAS 144"), which supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of". SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

7.	RECENT ACCOUNTING PRONOUNCEMENTS (cont'd...)

(c)
In April 2002, FASB issued Statements of Financial Accounting No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections". SFAS 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, SFAS 145 is effective for transactions occurring after May 15, 2002.

(d)
In June 2002 FASB issued Statements of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") that nullifies Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereby EITF 94-3 had recognized the liability at the commitment date to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged.

(e)
In October 2002 FASB issued Statements of Financial Accounting Standards No. 147, "Accounting of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 44 and FASB Interpretation No. 9" ("SFAS 147"). SFAS 147 requires the application of the purchase method of accounting to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. SFAS 147 is effective for acquisitions for which the date of acquisition is on or after October 1, 2002.

(f)
In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others" ("Fin 45"). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize the liability for the fair value of the obligation it assumes under that guarantee. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. The disclosure requirements of FIN 45 are effective for interim and annual periods ending December 15, 2002, and are applicable to product warranty liability and other guarantees.

(g)
In December 2002, FASB issued Statements of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002.

DIGITAL ECOSYSTEMS CORP. (A Development Stage Company) NOTES TO THE FINANCIAL STATEMENTS March 31, 2004

7.	RECENT ACCOUNTING PRONOUNCEMENTS (cont'd...)

(h)
In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", ("FIN 46"), Fin 46 establishes accounting guidance for consolidation of a variable interest entity (VIE), formerly referred to as special purpose entities, FIN 46 applies to any business enterprise, both public and private, that has a controlling interest, contractual relationship or other business relationship with a VIE. FIN 46 provides guidance for determining when an entity (the Primary Beneficiary) should consolidate a VIE that functions to support the activities of the Primary Beneficiary.

(i)
In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). This statement amends SFAS 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively.

(j)
In May 2003, the FASB issued SFAS No. 150 "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

SECOND QUARTER FINANCIAL STATEMENTS

SEPTEMBER 30, 2004
(Unaudited)

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

BALANCE SHEETS

	SEPTEMBER 30	MARCH 31
	2004	2004
	(Unaudited)	(Audited)

ASSETS

Current
Cash	$46,643	$21,983
Accounts receivable	-	1,134

	$46,643	$23,117

LIABILITIES

Current
Accounts payable and accrued liabilities	$8,828	$4,000
Due to related party	1,000	1,000
	9,828	5,000

STOCKHOLDERS’ EQUITY

Capital Stock
Authorized:
100,000,000 common stock with a par value of $0.001
per share
100,000,000 preferred stock with a par value of $0.001
per share

Issued and outstanding
9,120,000 common shares at September 30, 2004
and 8,120,000 common shares at March 31, 2004	9,120	8,120

Additional paid-in capital	120,347	71,778

Deficit Accumulated During The Development Stage	(92,652)	(61,781)
	36,815	18,117

	$46,643	$23,117

The accompanying notes are an integral part of these financial statements

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

					PERIOD FROM
					INCEPTION ON
					FEBRUARY 21
	THREE MONTHS ENDED		SIX MONTHS ENDED		2002 TO
	SEPTEMBER 30		SEPTEMBER 30		SEPTEMBER 30
	2004	2003	2004	2003	2004

Expenses
Consulting	$6,000	$6,200	$12,000	$24,400	$58,995
Office and miscellaneous	1,038	53	1,909	98	2,999
Professional fees	15,685	1,121	16,818	1,121	26,695
Rent	-	627	-	1,538	3,105
Telephone	144	-	144	132	606
Foreign exchange	-	(2,110)	-	(2,202)	(428)
Transfer agent	-	-	-	680	680

Net Loss For The Period	$(22,867)	$(5,891)	$(30,871)	$(25,767)	$(92,652)

Net Loss Per Share – Basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number
Of Shares Outstanding	9,120,000	6,500,000	8,857,705	6,500,000

Comprehensive Loss
Net loss for the period	$(22,867)	$(5,891)	$(30,871)	$(25,767)

Total Comprehensive Loss	$(22,867)	$(5,891)	$(30,871)	$(25,767)

The accompanying notes are an integral part of these financial statements

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(Unaudited)

					PERIOD FROM
					INCEPTION ON
					FEBRUARY 21
	THREE MONTHS ENDED		SIX MONTHS ENDED		2002 TO
	SEPTEMBER 30		SEPTEMBER 30		SEPTEMBER 30
	2004	2003	2004	2003	2004

Cash Flows From
Development Activities
Net loss for the period	$(22,867)	$(5,891)	$(30,871)	$(25,767)	$(92,652)

Adjustment To Reconcile
Net Loss To Net Cash
Used In Development
Activities
Decrease in accounts
receivable	-	1,121	1,134	1,121	-
Increase in due to related
party	-	-	-	-	1,000
Increase in accounts
payable and accrued
liabilities	7,167	-	4,828	-	8,828
Non-cash services from
officers and directors	6,000	2,700	12,000	5,400	32,700
	(9,700)	(2,070)	(12,909)	(19,246)	(50,124)

Cash Flows From Financing
Activity
Proceeds from issuance of
common stock	-	9,000	37,569	9,000	96,767

Net Increase (Decrease) In Cash	(9,700)	6,930	24,660	(10,246)	46,643

Cash, Beginning Of Period	56,343	5,682	21,983	22,858	-

Cash, End Of Period	$46,643	$12,612	$46,643	$12,612	$46,643

The accompanying notes are an integral part of these financial statements

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

PERIOD FROM INCEPTION, FEBRUARY 21, 2002, TO SEPTEMBER 30, 2004
(Unaudited)

					DEFICIT
					ACCUMULATED
	NUMBER		ADDITIONAL	STOCK	DURING THE
	OF		PAID-IN	SUBSCRIPTIONS	DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	RECEIVED	STAGE	TOTAL

Common stock issued
for cash at $0.001 per
share	1,500,000	$1,500	$-	$-	$-	$1,500
Net loss	-	-	-	-	(1,770)	(1,770)

Balance, March 31, 2002	1,500,000	1,500	-	-	(1,770)	(270)

Common stock issued
for cash at $$0.001 per
share	5,000,000	5,000	-	-	-	5,000
Cash received for stock
subscriptions	-	-	-	31,200	-	31,200
Non-cash services from
officers and directors	-	-	9,900	-	-	9,900
Net loss	-	-	-	-	(20,484)	(20,484)

Balance, March 31, 2003	6,500,000	6,500	9,900	31,200	(22,254)	25,346

Common stock issued
for cash for various
prices from $0.003 to
$0.004 per share	1,620,000	1,620	51,078	(31,200)	-	21,498
Non-cash services from
officers and directors	-	-	10,800	-	-	10,800
Net loss	-	-	-	-	(39,527)	(39,527)

Balance, March 31, 2004
(audited)	8,120,000	8,120	71,778	-	(61,781)	18,117

Common stock issued
for cash at $0.037569	1,000,000	1,000	36,569	-	-	37,569
Non-cash services from
officers and directors	-	-	12,000	-	-	12,000
Net loss	-	-	-	-	(30,871)	(30,871)

Balance, September 30,
2004 (unaudited)	9,120,000	$9,120	$120,347	$-	$(92,652)	$36,815

The accompanying notes are an integral part of these financial statements

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2004
(Unaudited)

1.	ORGANIZATION AND BASIS OF PRESENTATION

a)

Organization

Digital Ecosystems Corp. (the “Company”), a development stage company, was incorporated in Nevada on February 21, 2002.

The Company is engaged in the business to provide both clean and pure bottled and bulk drinking water through various distribution methods, and to provide the various technologies that make water purification possible, available to the consumer.

b)

Basis of Presentation

The unaudited financial statements as of September 30, 2004 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the March 31, 2004 audited financial statements and notes thereto.

The accompanying financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2004, the Company had $46,643 in cash, working capital of $36,815, and accumulated net losses of $92,652 since inception. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish successful operations. The Company anticipates covering its costs by operating revenues and additional equity financing. If the Company is unable to complete its financing requirements or achieve revenue as projected, it will then modify its expenditures and plan of operations to coincide with the actual financing completed and actual operating revenues.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2004
(Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)

Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities as of the date of the balance sheet, and revenues and expenses for the reporting period. Actual results in future periods could be different from these estimates made.

b)

Start Up and Development Costs

Since inception, certain expenditures have been incurred primarily for product development, business development, market development and financing purposes. While these expenditures are intended to benefit future periods, the Company follows the accounting policy of expensing, as incurred, those expenditures not identified with specific projects or financing activities.

c)

Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities. The carrying value of these financial instruments approximate their fair value due to their liquidity or their short-term nature.

	d)	Cash Cash consists of cash on deposit with a bank. The Company places its cash with a high quality financial institution and, to date, has not experienced losses on any of its balances.

e)

Comprehensive Income (Loss)

SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in other comprehensive income (loss).

f)

Revenue Recognition

The Company is not currently earning any revenue. The Company expects to earn its revenue by (i) re-selling private labels; (ii) advertising by other businesses on the Company’s website; and (iii) sale of its product originating from the website.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2004
(Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f)

Revenue Recognition (Continued)

Revenues are recognized once they are earned, specifically when the following conditions are met: (a) services are provided or products are delivered to customers; (b) clear proof that an arrangement exists; (c) amounts are fixed or can be determined and; (d) the Company’s ability to collect is reasonably assured.

In particular, the Company will recognize:

		i)	sales of private labels upon title transfer on shipment;
		ii)	advertising revenue straight-line over the term of the advertising term;
		iii)	sales originating from website upon title transfer on shipment.

g)

Foreign Currency Translation

For the Company’s international operations, local currencies are considered their functional currencies. The Company translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date, and revenue and expenses are translated at average monthly exchange rates. Translation adjustments resulting from this process are recorded in stockholders’ equity as a component of accumulated other comprehensive income.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are in the statement of operations.

h)

Net Income (Loss) Per Share

Statements of Financial Accounting Standards No. 128 – “Earnings Per Share”, requires dual presentation of basic earnings per share (“EPS”) and diluted EPS on the face of all income and loss statements, for all entities with complex capital structures. Basic EPS is computed as net income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities. At September 30, 2004, the Company had no outstanding stock options, warrants and other convertible securities; accordingly, only basic EPS is presented.

	i)	Advertising Expenses Advertising costs are expensed as incurred. No advertising expense was incurred in 2004 or 2003.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2004
(Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

j)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

k)

Segmented Information

The Company follows FAS No. 131 disclosures about segments of an enterprise and related information about operating segments in financial statements, as well as additional disclosures about products and services, geographic areas and major customers.

The Company conducts substantially all of its operations in Canada in one business segment.

l)

Website Development Costs

Pursuant to Emerging Issues Task Force No. 00-2 – “Website Development Costs” (“EITF 00-2”), the Company applies American Institute of Certified Public Accountants Statement of Position No. 98-1 to account for website development costs. In accordance with EITF 00-2, the Company expenses all costs incurred during the preliminary project stage and capitalizes all internal and external direct costs of materials and services consumed in developing the software, once the development has reached the application development stage. Application development stage costs are amortized over their estimated useful life. All costs incurred for upgrades, maintenance and enhancements, including the cost of website content, that does not result in additional functionality, are expensed as incurred.

DIGITAL ECOSYSTEMS CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2004
(Unaudited)

3.	RELATED PARTY TRANSACTIONS

a)

Due to Related Party

The president and director of the Company made a payment on behalf of the Company to a supplier in the amount of $1,000. This amount was advanced without interest and is due on demand.

b)

Services Rendered by Related Parties

The Company has been provided with non-cash services from two officers and directors. Accordingly, consulting services have been recorded of $12,000 (2003 - $5,400), and additional paid-in capital has been increased by the corresponding amount. This has been calculated at its fair value, which is measured at the exchange amount, being the amount of consideration established and agreed to by the related parties.

4.

CAPITAL STOCK

From inception on February 21, 2002 to March 31, 2002, the Company issued 1,500,000 common shares at $0.001 per share in exchange for cash proceeds of $1,500.

During the year ended March 31, 2003, the Company issued 5,000,000 common shares at $0.001 per share, in exchange for cash proceeds of $5,000. It also received $31,200 for stock subscriptions for shares issued the following year.

During the year ended March 31, 2004, the Company issued 1,620,000 common shares in exchange for cash proceeds of $52,698 including the $31,200 received for share subscriptions in 2003. The shares were issued for various prices from $0.003 to $0.004 per share.

During the six months ended September 30, 2004, the Company issued 1,000,000 common shares in exchange for cash proceeds of $37,569. Shares were issued at a price of $0.037569 per share.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a Website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25.            OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
SEC Registration Fee Transfer Agent Fees Accounting fees and expenses Legal fees and expenses Miscellaneous	$10.01 $1,000.00 $5,000.00 $5,000.00 $1,000.00
Total	$12,010.01
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.           RECENT SALES OF UNREGISTERED SECURITIES

We issued 6,500,000 shares of common stock on August 1, 2002 to Ms. Valentina Tuss. Ms. Tuss is a director and our president and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $6,500. The 6,500,000 shares of common stock are restricted shares as defined in the Securities Act. This issuance was made to Ms. Tuss who is a sophisticated individual and, by way of her position as president of our company, is in a position of access to relevant and material information regarding our operations.

We completed an offering of 1,040,000 shares of our common stock at a price of $0.03 per share to a total of 23 purchasers known to the Company's directors on October 31, 2002. The total amount we received from this offering was $31,200. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 580,000 shares of our common stock at a price of $0.05 CDN (equal to approximately $0.037 US) per share to a total of 28 purchasers known to the Company's directors on December 5, 2003. The total amount we received from this offering was $29,000 (approximately $21,830 US). We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that they were a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 1,000,000 shares of our common stock at a price of $0.05 CDN (equal to approximately $0.037 US) per share to a total of four purchasers known to the Company's directors on May 19, 2004. The total amount we received from this offering was $50,000 (approximately $37,569 US). We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers

ITEM 27.           EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation.(1)

3.2	Bylaws, as amended. (1)

4.1	Form of Share Certificate. (1)

5.1	Opinion of Lang Michener LLP with consent to use.(1)

23.1	Consent of Telford & Sadovnick PLLC, Certified Public Accountants.

(1)	Filed as an exhibit to our registration statement on Form SB-2, filed with the SEC on September 16, 2004.

ITEM 28.           UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on December 3, 2004.

DIGITAL ECOSYSTEMS CORP.

By:	/s/ Valentina Tuss
VALENTINA TUSS
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Valentina Tuss, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Valentina Tuss	Chief Executive Officer,
VALENTINA TUSS	President & Director	December 3, 2004
(Principal Executive Officer)

/s/ Geoffrey O. Last	Chief Financial Officer
GEOFFREY O. LAST	Secretary, Treasurer & Director	December 3, 2004
(Principal Accounting Officer)